Exhibit 10.1

ADOLOR CORPORATION

INCENTIVE COMPENSATION PLAN

Purpose

This plan is designed to provide Adolor employees with an incentive to achieve the Company’s annual corporate objectives.

Corporate Objectives

Major objectives for each year will be established by the Board of Directors. The most significant objectives will be identified as such.

Evaluation of Corporate Performance

The Compensation Committee will evaluate performance against achievement of Corporate Objectives. For each objective, the evaluation will determine if there was: substantial progress made, achievement obtained or goal exceeded. In addition, the Committee will consider achievement of milestones that had not been previously established as Corporate Objectives. As part of this deliberation, the Committee may recognize partial performance. Based on this analysis the Committee will determine a Corporate Performance Rating.

Determination of the Incentive Compensation Pool

The Compensation Committee will determine the overall incentive compensation pool. The pool will be determined by multiplying the Corporate Performance Rating by the salaries of the employees, multiplied by individual bonus target percentages.

Incentive Compensation Pool Allocation

The Compensation Committee shall annually review and approve incentive compensation awards for the CEO and executive management. The CEO will review and approve the bonus pool allocation for all other employees based upon an assessment of departmental and individual performance against established objectives, and contributions to the realization of corporate objectives. The Compensation Committee may also consider individual discretionary incentive compensation payments for exceptional individual performance, provided that the individual also contributed to the achievement of departmental goals. Individual compensation payments shall be capped at 200% of target.

Criteria

•	Incentive Compensation payments, if awarded, will be distributed in January of the subsequent year.

•	Employees must be actively employed on the day the payout is distributed in order to receive such payout.

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If an employee is eligible to receive an incentive compensation payout and is on an approved leave of absence when such payout is distributed, the employee will receive such payout upon return to active status.

Confidential

ADOLOR CORPORATION

INCENTIVE COMPENSATION PLAN

•	New hires are eligible for the Incentive Compensation Program after completion of 90 days of employment, and payments will be prorated for the year’s length of service.

•	Employees must have attended all mandatory training and acknowledged compliance with all policies and required SOPs in order to receive incentive compensation payout.

•	Managers must have completed mid-year and annual performance reviews for all of their employees in order to receive incentive compensation payout.

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An employee will be ineligible to receive an Incentive Compensation payout if on a Performance Improvement Plan or under any formal disciplinary action at the time of the payout. Eligibility will be prorated for any time during the year that an employee is on a Performance Improvement Plan or under any formal disciplinary action.

•	Adolor reserves the right to modify this plan at any time.

Adopted by Board of Directors January 6, 2005

Amended February 22, 2007

Amended April 9, 2008

Confidential